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                                                                    Exhibit 99.1


        Court Finds Against T Cell Sciences, Inc. in Building Litigation


NEEDHAM, Mass., Aug. 26, 1997--T Cell Sciences, Inc. (Nasdaq:TCEL) announced today that the Superior Court of Massachusetts has entered findings of fact and conclusions of law on a limited trial of T Cell's lawsuit against the landlord of its former Cambridge, Massachusetts headquarters. T Cell is seeking to recover damages it incurred as a result of the evacuation of the building due to air quality problems caused by contamination by fireproofing fibers. The landlord defendant has filed a counterclaim alleging T Cell has breached its lease obligations. In its findings on the limited trial, the Court concluded that T Cell had not proved at the limited trial that any fireproofing fibers contaminated T Cell's space, T Cell's space was not uninhabitable because of contamination from fireproofing fibers and T Cell was not justified in terminating its lease on the grounds that its office and laboratories were uninhabitable.

T Cell Sciences, Inc. is a biopharmaceutical company engaged in the discovery and development of innovative pharmaceuticals targeting certain diseases of the immune, inflammatory, and cardiovascular systems. The Company's lead therapeutic program is focused on developing compounds that inhibit the inappropriate activation of the complement cascade, which is a vital part of the body's immune defense system. The Company is also engaged in the discovery and development of T cell activation inhibitors for the prevention of transplant rejection and autoimmune diseases, and a vaccine for the management of atherosclerosis. Additional information on T Cell Sciences can be obtained through the Company's site on the World Wide Web: http://www.tcell.com.